Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Catherine M. Biffignani

Vice President, Investor Relations

314-645-6600

K-V PHARMACEUTICAL COMPANY ANNOUNCES RELIANCE ON

THE FINANCIAL DISTRESS EXCEPTION TO NYSE’S SHAREHOLDER

APPROVAL POLICY TO ISSUE WARRANTS IN CONNECTION WITH

RESTRUCTURING ITS SENIOR SECURED CREDIT FACILITY

February 14, 2011, St. Louis, MO – K-V Pharmaceutical Company (NYSE: KVa/KVb) (the “Company”) today announced that it intends to issue a warrant to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. (together, the “Lenders”) that grant Lenders the right to purchase up to an aggregate of 11,663,378 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Warrant”), at an exercise price of $1.62 per share. As described more fully below, the Company anticipates that upon closing of a private placement of its Class A Common Stock separately announced today the number of shares of Class A Common Stock issuable pursuant to the Warrant will be reduced to 7,450,899. As detailed below, in addition to the Warrant, the Lenders currently hold warrants to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The closing price of the Class A Common Stock on the New York Stock Exchange (the “Exchange”) was $4.38 on February 11, 2011. The Warrant will not be issued until on or prior to February 28, 2011, but in any event after the expiration of ten days following the date on which the Company mails a letter to its stockholders notifying them of its intention to issue the Warrant without seeking their approval.

The Company is issuing the Warrant in consideration for the entry by the Lenders into a Waiver Agreement, dated as of February 9, 2010 (the “Waiver”), with respect to the financing arrangements entered into with Lenders on November 17, 2010 under a Credit and Guaranty Agreement entered into by and among the Company, certain of the Company’s subsidiaries and Lenders (the “Financing”). Pursuant to the Waiver Agreement, the Lenders agreed to negotiate in good faith the definitive documentation implementing a proposed amendment to the Financing to more permanently address developments in the Company’s actual and projected financial performance since the date the Financing was put in place, and Lenders further agreed to release the $12.5 million of the funds that were paid by the Company to Hologic, Inc. on February 10, 2011 to acquire Makena™, which was approved by the FDA on February 3, 2011. Pursuant to the Waiver, the Lenders waived compliance by the Company with certain covenants in the Financing through February 18, 2011, and all past covenant issues will be waived as part of the proposed amendment to the Financing. The Warrant contains certain provisions that would reduce the number of shares issuable upon exercise of the Warrant, or the number of shares held by the Lenders in the event the Warrant is exercised, if the Company completes certain sales of new shares of its Common Stock or repays specified amounts under its existing financing arrangements with Lenders by certain dates. In a separate press release issued today, the Company announced a $32 million private placement of its Class A Common Stock to a group of institutional investors. The Company anticipates that pursuant to these provisions in the Warrant the closing of such private placement will result in a reduction in the number of shares issuable upon exercise of the Warrant from 11,663,378 to 7,450,899. The opportunity to raise additional capital through the private placement was presented to the Company by its financial advisors after the Company reached agreement with the Lenders on the proposed amendment of its existing credit facility and issuance of the Warrant. The Warrant additionally contains certain anti-dilution provisions included at the request of the Lenders, but does not contain any preemptive rights. In connection with the issuance of the Warrant, the Lenders will receive certain registration rights to register the resale of the Class A Common Stock issuable upon exercise of the Warrant. The Company filed the material contracts entered into in connection with the Financing as exhibits to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “2010 Form 10-K”) and a description of the material terms of the Financing is set forth in the 2010 Form 10-K, under Item 1—“Business—(b) Significant Recent Developments—Financing.”

The Stockholder Approval Policy of the Exchange provides that stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, if, among other things, the stock issued or the stock that may be issued upon conversion or exercise, equals or exceeds 20% of the number of shares of common stock outstanding before the issuance. The Company currently has 38,580,559 shares of its Class A Common Stock outstanding and 11,280,285 shares of its Class B Common Stock outstanding for a total of 49,860,844 shares of common stock outstanding on a combined basis. In connection with the Financing, the Company issued the Initial Warrants to the Lenders, which represented approximately 25.2% of the Company’s outstanding common stock at the time the Initial Warrants were issued prior to exercise of such Initial Warrants. The shares of Class A Common Stock that may be issued pursuant to the Warrant represents approximately 23.4% of the Company’s total outstanding common stock prior to exercise of any Initial Warrants or the Warrant. Accordingly, compliance with the Stockholder Approval Policy would normally be required for the issuance of the Warrant individually or if combined with the Initial Warrants. However, the Audit Committee of the Board of Directors of the Company determined that the delay necessary in securing stockholder approval prior to the issuance of the Warrant would seriously jeopardize the financial viability of the Company. Because of that determination, the Audit Committee, pursuant to an exception provided in the Exchange’s Stockholder Approval Policy for such a situation, expressly approved the Company’s omission to seek the stockholder approval that would otherwise have been required under that policy. The Exchange has accepted the Company’s application of the exception with respect to the Warrant. The Company also relied on this exception in connection with the issuance of the Initial Warrants.

As discussed in the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2010, the Company believes that there is substantial doubt regarding its ability to continue as a going concern and, as a result, the report of its independent registered public accounting firm accompanying its annual consolidated financial statements for the fiscal year ended March 31, 2010, included an explanatory paragraph disclosing the existence of substantial doubt regarding the Company’s ability to continue as a going concern. The Company does not expect that the substantial doubt will be resolved as of the end of the period covered by the Form 10-Q for the quarter ended December 31, 2010 or possibly the year ended March 31, 2011.

The Audit Committee based its determination on the current financial condition of the Company, including management’s latest forecast of the Company’s liquidity position and need for funds to pay amounts due under the Hologic agreement and to sustain its operations, as well as developments since November 17, 2010, the date of the previous loan with Lenders, and certain other factors including the following:

•

Prior to making the $12.5 million milestone payment to Hologic, Inc. on February 10, 2011, the Company’s cash balance was approximately $25 million of which approximately $6 million was held in the Company’s operating accounts and approximately $19 million was held in an account that is controlled by the Lenders. After giving effect to the payment to Hologic, Inc., the cash balance was approximately $12 million.

•

The Company expects its cash operating expenses in the next 90 days to be in the range of $50 to $60 million, including the payment of $12.5 million which was paid on February 10, 2011 to Hologic, Inc. triggered by the recent FDA approval of Makena™.

•

Without access to the funds controlled by the Lenders, the Company would have been unable to make the $12.5 million payment that was due to Hologic. If the Company failed to make this payment, the rights to Makena™ would not transfer and the Company would not be able to execute its sales launch plans related to Makena™. As discussed in the 2010 Form 10-K, the future viability of the Company is almost entirely dependent on the successful transfer of this asset and the future sales of this product.

The Company, in reliance on the exception, is mailing to all of its stockholders a letter notifying them of its intention to issue the Warrant without seeking their approval. On or prior to February 28, 2011, but in any event after the expiration of ten days following the date on which the Company mails a letter to its stockholders notifying them of its intention to issue the Warrant without seeking their approval, the Company will proceed to issue the Warrant to the Lenders.

About K-V Pharmaceutical Company

K-V Pharmaceutical Company is a fully-integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded prescription pharmaceutical products. The Company markets its technology-distinguished products through Ther-Rx Corporation, its branded drug subsidiary.

For further information about K-V Pharmaceutical Company, please visit the Company’s corporate Website at www.kvpharmaceutical.com.

Cautionary Note Regarding Forward-looking Statements

This press release contains various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and that may be based on or include assumptions concerning the operations, future results and prospects of the Company. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could,” “potential” and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about product development, product launches, regulatory approvals, governmental and regulatory actions and proceedings, market position, acquisitions, sale of assets, revenues, expenditures, resumption of manufacturing and distribution of products and the impact of the recall and suspension of shipments on revenues, and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the PSLRA’s “safe harbor” provisions, the Company provides the following cautionary statements identifying important economic, competitive, political, regulatory and technological factors, among others, that could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following:

(1)	the ability to continue as a going concern;

(2)	the terms of our secured loan agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. (together, the “Lenders”), as more fully described in Item 1— “Business—(b) Significant Recent Developments—Financing” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 (the “Form 10-K”), as amended, could have an adverse effect on us if we are not able to refinance it or repay it at maturity on March 20, 2013, or earlier if we experience an event of default that is not waived by the Lenders or if a waiver expires and is not extended, and such terms contain numerous affirmative and negative covenants and conditions that must be met in order to avoid default and/or to qualify for additional loan tranches, and there are substantial risks of triggering defaults with respect to such covenants and/or the occurrence or non-occurrence of conditions that would preclude the Company from being able to draw down additional loan tranches, which could materially adversely impact the Company, lead to foreclosure on the Company assets acting as collateral for the loan agreement, and adversely affect the Company’s ability to operate, including the launch of Makena;

(3)	the possibility of not obtaining FDA approvals or delay in obtaining FDA approvals;

(4)	new product development and launch, including the possibility that any product launch may be delayed or unsuccessful, including with respect to Makena™;

(5)	acceptance of and demand for the Company’s new pharmaceutical products, including Makena™, and for our current products upon their return to the marketplace, as well as the number of preterm births for which Makena™ may be prescribed and its safety profile and side effects profile;

(6)	the possibility that any period of exclusivity may not be realized, including with respect to Makena™, a designated Orphan Drug;

(7)	the satisfaction or waiver of the terms and conditions for the acquisition and continued ownership of the full U.S. and worldwide rights to Makena™ set forth in the previously disclosed Makena™ acquisition agreement, as amended;

(8)

the consent decree between the Company and the U.S. Food and Drug Administration (“FDA”) and the Company’s suspension of the production and shipment of all of the products that it manufactures (other than the Potassium Chloride ER Capsule products that are the subject of the FDA letter received September 8, 2010 allowing the return of those products to the marketplace) and the related nationwide recall affecting all of the other products that it manufactures, as well as the related material adverse effect on its revenue, assets and liquidity and capital resources, as more fully described in Item 1—“Business—(b) Significant

Recent Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in the Form 10-K for fiscal 2010;

(9)	the two agreements between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) pertaining to the exclusion of our former chief executive officer from participation in federal healthcare programs and pertaining to the dissolution of our ETHEX subsidiary, in order to resolve the risk of potential exclusion of our company, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in the Form 10-K for fiscal 2010;

(10)	the plea agreement between the Company and the U.S. Department of Justice and the Company’s obligations therewith, as well as the related material adverse effect, if any, on its revenue, assets and liquidity and capital resources, as more fully described in Item 1—“Business—(b) Significant Recent Developments—Plea Agreement with the U.S. Department of Justice” in the Form 10-K for fiscal 2010;

(11)	changes in the current and future business environment, including interest rates and capital and consumer spending;

(12)	the availability of raw materials and/or products, including Makena™, manufactured for the Company under contract manufacturing agreements with third parties;

(13)	the regulatory environment, including regulatory agency and judicial actions and changes in applicable laws or regulations, including the risk of obtaining necessary state licenses in a timely manner;

(14)	fluctuations in revenues;

(15)	the difficulty of predicting the pattern of inventory movements by the Company’s customers;

(16)	the impact of competitive response to the Company’s sales, marketing and strategic efforts, including introduction or potential introduction of generic or competing products against products sold by the Company and its subsidiaries, including Makena™, and including competitive pricing changes;

(17)	risks that the Company may not ultimately prevail in litigation, including product liability lawsuits and challenges to its intellectual property rights by actual or potential competitors or to its ability to market generic products due to brand company patents and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to in Note 15 – “Commitments and Contingencies” of the Notes to the Consolidated Financial Statements in the Form 10-K, and that any adverse judgments or settlements of such litigation, including product liability lawsuits, may be material to the Company;

(18)	the possibility that our current estimates of the financial effect of certain announced product recalls could prove to be incorrect;

(19)	whether any product recalls or product introductions result in litigation, agency action or material damages;

(20)	failure to supply claims by certain of the Company’s customers, including CVS Pharmacy, Inc., that, despite the formal discontinuation action by the Company of its products, the Company should compensate such customers for any additional costs they allegedly incurred for procuring products the Company did not supply;

(21)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals, as more fully described in Note 15 – “Commitments and Contingencies – Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements in the Form 10-K for fiscal 2010;

(22)	the possibility that insurance proceeds are insufficient to cover potential losses that may arise from litigation, including with respect to product liability or securities litigation;

(23)	the informal inquiries initiated by the SEC and any related or additional government investigation or enforcement proceedings as more fully described in Note 15 – “Commitments and Contingencies – Litigation and Government Inquiries,” of the Notes to the Consolidated Financial Statements in the Form 10-K for fiscal 2010;

(24)	the possibility that the pending investigation by the Office of Inspector General of the Department of Health and Human Services into potential false claims under the Title 42 of the U.S. Code as more fully described in Note 15 – “Commitments and Contingencies – Litigation and Government Inquiries” of the Notes to the Consolidated Financial Statements in the Form 10-K for fiscal 2010 could result in significant civil fines or penalties, including exclusion from participation in federal healthcare programs such as Medicare and Medicaid;

(25)	delays in returning, or failure to return, certain or many of the Company’s approved products to market, including loss of market share as a result of the suspension of shipments, and related costs;

(26)	the ability to sell or license certain assets, and the purchase prices, milestones, terms and conditions of such transactions;

(27)	the possibility that default on one type or class of the Company’s indebtedness, or in certain contracts or agreements referenced in our recently executed secured loan agreement with the Lenders, could result in cross default under, and the acceleration of, its other indebtedness or such secured loan agreement;

(28)	the risks that present or future changes in the Board of Directors or management may lead to an acceleration of the Company’s bonds or to adverse actions by government agencies, our lenders or our auditors;

(29)	the risk that even though the price and 30-day average price of the Company’s Class A common stock and Class B common stock have recently again begun satisfying the quantitative listing standards of the New York Stock Exchange, including with respect to minimum share price and public float, the Company can provide no assurance that they will remain at such levels thereafter; and

(30)	the risks detailed from time-to-time in the Company’s filings with the SEC.

This discussion is not exhaustive, but is designed to highlight important factors that may impact the Company’s forward-looking statements. Because the factors referred to above, as well as the statements included under the captions Part I, Item 1A—“Risk Factors,” Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Form 10-K, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by the Company or on the Company’s behalf, you should not place undue reliance on any forward-looking statements.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this “Cautionary Note Regarding Forward-Looking Statements” and the risk factors that are included under Part I, Item 1A – “Risks Factors” in the Form 10-K , as supplemented by the Company’s subsequent SEC filings. Further, any forward-looking statement speaks only as of the date on which it is made and the Company is under no obligation to update any of the forward-looking statements after the date of this release.

New factors emerge from time-to-time, and it is not possible for the Company to predict which factors will arise, when they will arise and/or their effects. In addition, the Company cannot assess the impact of each factor on its future business or financial condition or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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